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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:
---------------------------
Lori Zimmerman Mayer
Investor Relations
610-925-2000


                    GENESIS HEALTHCARE CORPORATION ANNOUNCES
                AUTHORIZATION FOR DEBT AND EQUITY REPURCHASES AND
                  AMENDMENT AND RESTATEMENT OF CREDIT AGREEMENT

KENNETT SQUARE, PA -- (February 23, 2005) -- Genesis HealthCare Corporation ("GHC" or the "Company") (NASDAQ: GHCI) today announced that its board of directors increased the aggregate size of GHC's previously announced common stock repurchase program from $25.0 million to $50 million. The shares of common stock may be repurchased under the program until December 2005. As of February 23, 2005, the Company had applied approximately $700,000 to acquire shares of its common stock under the repurchase program. GHC's board of directors also authorized the repurchase of a portion of GHC's 8% Senior Subordinated Notes due 2013 commencing in March 2005. The common stock and note repurchases, if any, may take place at management's discretion and/or under pre-established, non-discretionary programs from time to time, depending on market conditions, in the open market, and in privately negotiated transactions, subject to any covenants or restrictions contained in the Company's agreements governing its indebtedness.

GHC's board of directors also authorized the amendment and restatement of its existing senior credit facility. The existing senior credit facility provided for initial aggregate principal borrowings of $260.0 million, consisting of a $185.0 million term loan and a $75.0 million revolving credit facility. As of February 23, 2005, approximately $119.7 million was outstanding under the existing senior credit facility. The Company intends for the amended and restated senior credit facility to provide for a $125.0 million revolving credit facility.

This announcement is neither an offer to sell nor a solicitation to buy any securities of GHC and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

ABOUT GENESIS HEALTHCARE CORPORATION
Genesis HealthCare Corporation (NASDAQ: GHCI) is one of the nation's largest long term care providers with over 200 skilled nursing centers and assisted living residences in 12 eastern states. GHC also supplies contract rehabilitation therapy to over 650 healthcare providers in 21 states and the District of Columbia. Visit our website at www.genesishcc.com.

Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "target," "appears" and similar expressions. The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. In particular, there can be no assurance that any repurchases of shares of common stock or notes or amendment and restatement of the senior credit facility will be completed. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.